Exhibit 99.1

FUQI International Receives Nasdaq Delisting Letter and Announces Intended Appeal

SHENZHEN, China, September 29, 2010 -- FUQI International, Inc. (Nasdaq: FUQI) today announced receipt of a determination letter dated September 29, 2010 from Nasdaq advising that FUQI remains out of compliance with the continued listing requirements for failure to timely file SEC periodic reports, and as a result, the Company’s common stock is subject to delisting.

FUQI intends to request a hearing before a Nasdaq Hearings Panel no later than October 6, 2010 to seek an exception period in which to complete its filings and thereby regain compliance with listing standards.  FUQI’s request for a hearing will automatically suspend the delisting of its common stock for 15 calendar days from the deadline to request a hearing, or until October 21, 2010; however, the Company also intends to request a further stay on the delisting of its common stock pending the Panel’s decision.

If FUQI files all of its delinquent reports and regains compliance prior to a hearing before the Nasdaq Hearings Panel, then FUQI’s common stock would continue trading on Nasdaq.  There can be no assurance that the Company will be able to file its delinquent reports prior to a hearing before the Panel or that the Panel will grant the Company a stay of delisting or additional time to regain compliance.

Hearings are typically held within 30 to 45 calendar days from the date of request and the Hearings Panel generally issues a written decision approximately 35 days after the hearing.  The Hearings Panel has the authority to grant an exception to the Nasdaq Listing Rules for a period not to exceed 360 days from the due date of FUQI’s initial late periodic report, which is the Form 10-K that was due on March 16, 2010.  If the Panel’s decision is unfavorable, the Company also has the option to appeal the decision to the Nasdaq Listing and Hearing Review Council within 15 calendar days of the Panel’s decision.

As previously announced,  FUQI identified historical accounting errors that require a restatement of its condensed consolidated financial statements for the periods ended March 31, June 30 and September 30, 2009 contained in its Quarterly Reports on Form 10-Q.  Due to the review and analysis of these errors, FUQI has been unable to timely make its filings that resulted in the Nasdaq delisting letter.  The Company continues to work towards the completion of the reports and intends to file as soon as the filings are completed.

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China. Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements, including statements as to returning to compliance with Nasdaq Marketplace Rules and the timing of filing of the Company’s restated quarterly reports for 2009, 2009 Form 10-K, and the quarterly reports for the periods ended March 31 and June 30, 2010. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects," "anticipates" or similar expressions. Such information is based upon expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions. Such risks and uncertainties include, but are not limited to, the completion and audit of the Company's financial statements for the year end December 31, 2009; the completion of the Company's review of accounting errors in the first three quarter of 2009; the Company's ability to file its restated 2009 quarterly reports, its 2009 Form 10-K, and the quarterly reports for the periods ended March 31 and June 30, 2010; the Company’s ability to regain compliance and remain listed on Nasdaq; risks related to the restatement process and its impact on results of operations; the risk of possible changes in the scope and nature of, and the time required to complete the restatement process and the issuance of audit opinions on the Company's prior year financial statements; risks that the Company and/or its auditors may identify items that materially and adversely affect the Company's financial results; the Company's ability to remediate the significant deficiencies and/or material weaknesses in its internal controls; risks that additional material weaknesses will be identified which may prolong the restatement process; the Company's inability to efficiently deploy resources to manage the restatement process or complete it on a timely basis; adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

For more information, please contact:

Ms. Charlene Hua
EVP of Finance, Capital Market & Corporate Development
Phone: +852-9468-2497 (Hong Kong)
IR Email: IR@FuqiIntl.com

Bill Zima
ICR Inc. (US)
Phone: +1-203-682-8233